Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-175533 and No. 333-155450 on Form S-8 and Registration Statement No. 333-144917 on Form S-3 of our reports dated March 2, 2015, relating to the financial statements of Heartland Payment Systems, Inc. and subsidiaries, and the effectiveness of Heartland Payment Systems, Inc. and subsidiaries’ internal control over financial reporting (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s exclusion of TouchNet Information Systems, Inc. from its assessment of internal control over financial reporting), appearing in this Annual Report on Form 10-K of Heartland Payment Systems, Inc. and subsidiaries for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
March 2, 2015